AMENDMENT NO. 1
                            TO THE BE AEROSPACE, INC.
                   AMENDED AND RESTATED 1989 STOCK OPTION PLAN
                           (As amended through 8/6/97)

                  WHEREAS, BE Aerospace, Inc., a Delaware Corporation (the "Company") maintains the 1989 Stock Option Plan (the "Plan") in order to enhance the ability of the Company and its subsidiaries (i) to attract and retain employees, consultants or advisors, (ii) to reward such individuals for their contributions to the success of the Company and (iii) to encourage such individuals to take into account the long-term interests of the Company and its subsidiaries thorough ownership of shares in the Company's common stock, par value $.01 per share (the "Common Stock");

                  WHEREAS, the Plan provides that upon approval of the stockholders, the Board of Directors of the Company (the "Board") may (i) extend the term of the Plan at any time and (ii) increase the maximum number of shares available under the Plan;

                  WHEREAS, at the Company's 1999 annual meeting of shareholders held on August 4, 1999, the shareholders (i) extended the term of the Plan to July 18, 2004 and (ii) authorized an increase the number of shares of Common Stock available under the Plan by 700,000 to 4,400,000;

                  NOW, THEREFORE, effective as of August 4, 1999, the Company amends the Plan as follows:

                  1. Paragraph 2 of Section 3 of the Plan is amended and restated in its entirety as follows:

                    "No option shall be granted under the Plan after July 18, 2004; however, options previously granted may extend beyond that date."

                  2. Section 4(a) shall be amended by deleting "3,250,000" from the third line and replacing it with "4,400,000."

                  3. Except as set forth herein, the Plan is hereby ratified and confirmed in all respects.







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                  IN WITNESS WHEREOF, the undersigned have executed this
Amendment effective as of August 4, 1999.


                                        BE AEROSPACE, INC.



                                        By: /s/ Jeffrey P. Holtzman
                                           -------------------------------------
                                           Name: Jeffrey P. Holtzman
                                           Date: August 4, 1999